Exhibit 99.1

Courier Raises Full-Year Guidance Despite Soft First Quarter

Sales Off 3% Overall, But Digital Business Up Sharply

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--January 18, 2011--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended December 25, 2010, the first quarter of its 2011 fiscal year. Revenues for the quarter were $61.2 million, down 3% from last year’s first-quarter sales of $63.1 million. Net income for the quarter was $1.7 million or $.14 per diluted share, compared to $2.8 million or $.23 per diluted share in the first quarter of fiscal 2010. However, the company reaffirmed its confidence in the remainder of the fiscal year, citing a history of quarter-to-quarter fluctuations in the timing of orders as well as major long-term agreements with two of its largest customers. Based on these and other factors, Courier raised its full-year earnings guidance by $.05 to a range of $.90 to $1.20 per diluted share.

First-quarter results were off in both of Courier’s business segments. At the same time, both segments benefited from the successful startup of Courier Digital Solutions, which has enabled improved efficiency in short-run production, leading to an increasing flow of manufacturing orders from Courier Publishing as well as other educational and trade publishers.

“While our new fiscal year got off to a slow start, we remain confident that we will hit our targets for the full year,” said Courier Chairman and Chief Executive Officer James F. Conway III. “A major factor in our first-quarter shortfall was the timing of manufacturing orders in the religious market. Yet our relationship with our largest religious customer has never been better, and we are in the early stages of a new multi-year agreement which is already contributing to an expanded worldwide role for Courier. At the same time, we had excellent performance from Courier Digital Solutions, which is capitalizing on the accelerating trend towards customized college textbooks. And on the publishing side, we saw the first sales increase at Creative Homeowner in more than 3 years.

“During the quarter we also continued to add much-needed four-color capacity, both digital and offset, as our second HP digital inkjet system and our fourth high-speed manroland press ramped up smoothly and efficiently. And while our capital expenditures inevitably rose to cover the costs of these new systems, we remain in a strong position financially as well as an improved position competitively. So I am excited about our prospects for the remainder of our fiscal year.”

Book manufacturing: focusing on long-term opportunities

Courier’s book manufacturing segment had first-quarter sales of $53.0 million, off 3% from $54.8 million in last year’s first quarter. The segment’s operating income was $3.8 million, versus $5.7 million a year ago. Gross profit in the segment was $11.4 million or 21.5% of sales, versus $13.1 million or 23.8% of sales in fiscal 2010, reflecting lower one-color capacity utilization and pricing pressures throughout the industry.

The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market were up 4% in the quarter due to increased sales of four-color textbooks for colleges and universities, though one-color sales were down in keeping with the industry’s continuing shift from one- to four-color production. Sales to the religious market were down 22% from last year’s first quarter, reflecting both the timing of orders from the company’s largest religious customer and the prior-year comparison with one of the strongest quarters in the history of its religious business. Sales to the specialty trade market were up 4% from a year ago.

During the quarter the company completed the installation of its second HP digital inkjet printing system and ramped up production at its Courier Digital Solutions facility to a three-shift operation to keep pace with accelerating demand in the education and trade markets. In addition, shortly after the end of the quarter, Courier signed a multi-year manufacturing agreement with one of the world’s leading educational publishers and began preparing to acquire a third HP digital press in time for the peak textbook season in late spring.

“This was a quarter of tremendous accomplishments in our book manufacturing segment,” said Mr. Conway. “We worked closely with two of our largest customers to lay the foundations for long-term growth in religious and educational sales, and we added capacity that will help customers make the most of their opportunities across the entire book publishing life cycle. The smooth startups of both of our new presses illustrate our ability to move quickly to take leading positions in high-growth markets. And with each new press we have also raised the bar in terms of operating efficiency and responsiveness to customers’ evolving needs.”

Publishing: sales off, but Creative Homeowner improves

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening; and Research & Education Association (REA), a publisher of test preparation books and study guides.

First-quarter revenues for the segment were $10.8 million, down 7% from $11.6 million in last year’s first quarter. Sales were down 3% at Dover and down 31% at REA, with the decline at REA reflecting an exceptionally strong first quarter in fiscal 2010 due to the simultaneous effects of a major product launch and a chain-wide merchandising order at a large nationwide bookseller. Creative Homeowner sales were up 7%, reflecting improving sales of home plans as well as home-center book sales. Overall, the segment lost $809,000 in the quarter, versus a loss of $514,000 in fiscal 2010, reflecting the impact of slower sales at Dover and REA.

“As in book manufacturing, there were positive currents at work in our publishing segment,” said Mr. Conway. “Dover’s consumer marketing expertise helped drive an increase in online sales for the quarter, while the sales decline at REA was largely a function of how well last year’s first quarter set the stage for its double-digit sales growth throughout the year. Equally important, retail sell-through for REA products was up in the quarter, signaling the likely advent of a new wave of ordering for the coming spring testing season. We were also pleased to see signs of a potential sales turnaround at Creative Homeowner after the long drought of the nationwide housing slump. In addition, thanks to its greatly reduced cost structure, most of Creative Homeowner’s sales increase went straight to its bottom line. With more hopeful signs appearing elsewhere in the U.S. economy, we look forward to a stronger spring throughout the segment.”

Outlook

“Over the years we have learned to take quarter-to-quarter fluctuations in stride as we pursue our long-term goals,” said Mr. Conway. “One of the most valuable assets we bring to the task is the exceptional strength of our key customer relationships, as illustrated by our recent agreements. With the steps we have taken early in fiscal 2011, we are confident that we will be able to reap the rewards throughout the remainder of the year and beyond. For this reason we are raising our guidance for fiscal 2011 as a whole.

“For fiscal 2011 overall, we expect to achieve total sales of between $271 million and $283 million, an increase of between 5% and 10% over fiscal 2010. We expect earnings per diluted share of between $.90 and $1.20, versus our fiscal 2010 earnings of $.85 per diluted share, excluding last year’s impairment charge.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2011, we expect EBITDA to be between $42 million and $47 million, compared to $38 million in fiscal 2010, excluding last year’s impairment charge.

“Factors not incorporated into our guidance include the possibility of future impairment or restructuring charges.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, changes in the Company’s labor relations, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	FIRST QUARTER ENDED
	December 25,	December 26,
	2010	2009

Net sales	$61,152	$63,104
Cost of sales	45,847	45,808

Gross profit	15,305	17,296

Selling and administrative expenses	12,522	12,651

Operating income	2,783	4,645

Interest expense, net	203	118

Income before taxes	2,580	4,527

Income tax provision	924	1,743

Net income	$1,656	$2,784

Net income per diluted share	$0.14	$0.23

Cash dividends declared per share	$0.21	$0.21

Wtd. average diluted shares outstanding	11,988	11,909

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$53,043	$54,841
Specialty Publishing	10,752	11,561
Elimination of intersegment sales	(2,643)	(3,298)
Total	$61,152	$63,104

Operating income (loss):
Book Manufacturing	$3,841	$5,701
Specialty Publishing	(809)	(514)
Stock based compensation	(338)	(349)
Intersegment profit	89	(193)
Total	$2,783	$4,645

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	FIRST QUARTER ENDED
	December 25,	December 26,
	2010	2009

Net sales	$53,043	$54,841
Cost of sales	41,654	41,766

Gross profit	11,389	13,075

Selling and administrative expenses	7,548	7,374

Operating income	$3,841	$5,701

SPECIALTY PUBLISHING SEGMENT	FIRST QUARTER ENDED
	December 25,	December 26,
	2010	2009

Net sales	$10,752	$11,561
Cost of sales	6,926	7,148

Gross profit	3,826	4,413

Selling and administrative expenses	4,635	4,927

Operating loss	($809)	($514)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	December 25,	September 25,
ASSETS	2010	2010

Current assets:
Cash and cash equivalents	$78	$107
Investments	1,177	1,090
Accounts receivable	32,756	35,123
Inventories	40,855	39,933
Deferred income taxes	4,099	4,109
Other current assets	1,686	2,388
Total current assets	80,651	82,750

Property, plant and equipment, net	102,658	103,009
Goodwill and other intangibles	27,307	27,409
Prepublication costs	7,715	7,734
Other assets	1,291	1,292

Total assets	$219,622	$222,194

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,796	$1,794
Accounts payable	10,273	14,399
Accrued taxes	877	617
Other current liabilities	14,729	15,358
Total current liabilities	27,675	32,168

Long-term debt	25,057	21,904
Deferred income taxes	1,233	1,385
Other liabilities	3,287	3,788

Total liabilities	57,252	59,245

Total stockholders' equity	162,370	162,949

Total liabilities and stockholders' equity	$219,622	$222,194

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF FREE CASH FLOW (Unaudited)
(In thousands)

	For the First Quarter Ended
	December 25,	December 26,
	2010	2009

Operating Activities:
Net income	$1,656	$2,784
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	5,410	5,130
Stock based compensation	338	349
Deferred income taxes	(142)	124
Changes in working capital	(2,348)	1,383
Other, net	(552)	(652)

Cash provided from operating activities	4,362	9,118

Investments in organic growth:
Capital expenditures	(3,780)	(1,020)
Prepublication costs	(1,148)	(1,036)
Proceeds from disposition of assets	-	590

Free cash flow	(566)	7,652

Other investing and financing activities:
Long-term debt borrowings (repayments)	3,155	(5,082)
Cash dividends	(2,531)	(2,511)
Other	(87)	(63)

Cash provided from (used for) other investing and financing activities	537	(7,656)

Decrease in cash and cash equivalents	($29)	($4)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including Free Cash Flow and EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

RECONCILIATION TO GAAP PRESENTATION

Investing activities:
Capital expenditures	($3,780)	($1,020)
Prepublication costs	(1,148)	(1,036)
Proceeds from disposition of assets	-	590
Other	(87)	(63)
Cash used for investing activities	($5,015)	($1,529)

Financing activities:
Long-term debt borrowings (repayments)	3,155	(5,082)
Cash dividends	(2,531)	(2,511)
Cash provided from (used for) financing activities	$624	($7,593)

Other non-GAAP measures - EBITDA:
Net income	$1,656	$2,784
Income tax provision	924	1,743
Interest expense, net	203	118
Depreciation and amortization	5,410	5,130
EBITDA	$8,193	$9,775

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com